Code of Ethics

Implementation Date: June 1, 2023

General

The Code of Ethics is predicated on the principle that ClariVest owes a fiduciary duty to its Clients.1 Accordingly, Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients. At all times, ClariVest will:

●	Place Client interests ahead of ClariVest’s – As a fiduciary, ClariVest will serve in its Clients’ best interests. In other words, Employees may not benefit at the expense of advisory Clients.
●	Engage in personal investing that is in full compliance with ClariVest’s Code of Ethics – Access Persons must review and abide by ClariVest’s Personal Securities Transaction policy, and all Employees must review and abide by ClariVest’s Insider Trading Policies.
●	Avoid taking advantage of your position – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with ClariVest, or on behalf of an advisory client, unless in compliance with the Gifts and Entertainment Policy set forth in the Compliance Manual.
●	Maintain full compliance with the Federal Securities Laws – Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act and Rule 17j-1 under the IC Act.

Any questions with respect to ClariVest’s Code of Ethics should be directed to the CCO or President/General Counsel. As discussed in greater detail below, Employees must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

Potential Risks

In developing these policies and procedures, ClariVest considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

●	Access Persons engaging in various personal trading practices that wrongly use Non-Public Information. (These practices include but are not limited to trading ahead of Clients and passing Non-Public Information on to spouses and other persons over whose accounts the Access Person has control.)

●	Access Persons being able to front run Clients' trades and systematically move profitable trades to a personal account and let less profitable trades remain in Clients’ accounts.

●	Personal trading that is conducted in violation of ClariVest's policies and procedures set forth below, including personal trading conducted by dual employees.

●	Personal trading that may detract from the ability of one or more Access Persons to perform services for Clients.

●	The personal trading of Access Persons does not comply with certain provisions of Rule 204A-1 under the Advisers Act (and Rule 17j-1 of the IC Act), or with the provisions of the Code of Ethics.

[1]	S.E.C. v. Capital Gains Research, Inc., 375 U.S. at 191-192 (1963).

●	Employees not being aware of what constitutes insider information.

●	Employees serving as trustees and/or directors of outside organizations without prior approval. (This could present a conflict in a number of ways, for example, if ClariVest wants to recommend the organization for investment or if the organization is one of ClariVest’s service providers.)

●	Employees using firm property, including research, supplies, and equipment, for personal benefit.

●	ClariVest or its “Covered Associates” make political contributions or coordinate political contributions in violation of Rule 206(4)-5, or their contributions are not monitored properly.

●	Employees use social networking sites in a manner that could be construed as marketing on behalf of ClariVest.

ClariVest has established the following guidelines to effectuate and monitor ClariVest’s Code of Ethics.

Defined Terms

1.	ACCESS PERSON - all of ClariVest’s Employees who (1) have access to nonpublic information regarding any Client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, or (2) are involved in making securities recommendations to Clients, or who have access to such recommendations that are nonpublic. ClariVest’s outside directors are not Access Persons provided that they do not have the access or involvement described in the first sentence of this definition.
2.	AUTOMATIC INVESTMENT PLAN - A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.
3.	BENEFICIAL OWNERSHIP - As set forth under Rule 16a-1(a)(2), which determines whether a person is subject to the provision of Section 16 of the 34 Act, and the rules and regulations thereunder, generally the term beneficial owner shall mean any person who, directly or indirectly, has or shares a direct or indirect “pecuniary interest” (i.e., some economic benefit) in the Security. This may also include securities held by members of an Access Person’s immediate family sharing the same household; provided however, this presumption may be rebutted. The term immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships. Any report of beneficial ownership required hereunder shall not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the securities to which the report relates.
4.	CCO – Rebecca Ellis, ClariVest’s Chief Compliance Officer.
5.	CFO – Jeff Jacobson, ClariVest’s Chief Financial Officer.
6.	CIO – Todd Wolter and/or David Vaughn.
7.	CLIENTS - ClariVest’s separate managed accounts, mutual funds and Investment Funds.
8.	COMPLIANCE DEPARTMENT - ClariVest's employees who are designated to administer components of ClariVest's compliance program. The CCO is a member of, and is responsible for supervising, the Compliance Department.
9.	CONTRIBUTION - A gift, subscription, loan, advance, deposit of money, or anything of value made to an Official, political party or political action committee, as applicable.
10.	COVERED ASSOCIATE - (a) ClariVest’s general partner, managing member or executive officer, or other individual with a similar status or function; (b) any Employee; (c) any political action committee controlled by ClariVest or by any of its Covered Associates; or (d) members of an Employees’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included.
11.	COVERED INVESTMENT POOL - (a) any investment company registered under the IC Act that is an investment option of a plan or program of a Government Entity or (b) any investment company that would be an investment company under IC Act section 3(a) but for the exclusion provided by IC Act section 3(c)(1), 3(c)(7) or 3(c)(11).
12.	EMPLOYEES – ClariVest’s “supervised persons”, as defined in the Advisers Act, are its officers and employees.
13.	EXCLUDED ACCOUNTS - The following account types or their non-U.S. equivalents, provided they do not have individual securities or commodity trading capabilities:

●	Account held directly with a mutual fund company;
●	Company retirement account (e.g., 401(k));
●	Health Savings Account;
●	Account holding exclusively unit investment trusts;
●	Municipal fund-only account;
●	Qualified tuition program (e.g., 529 plans);
●	Account restricted to variable contracts (e.g., annuities);
●	Monthly investment plan account; or
●	Bank account.

These account types are exempt from regulatory disclosure requirements.

14.	FEDERAL SECURITIES LAWS - Means the 33 Act, 34 Act, the Sarbanes-Oxley Act of 2002, IC Act, Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.
15.	FRONT-RUNNING - A practice generally understood to be investment advisory personnel personally trading ahead of client accounts.
16.	GOVERNMENT ENTITY - Any state or local government, any of its agencies or instrumentalities, or any public pension plan or other collective government fund, including any participant-directed plan such as a 403(b), 457 or 529 plan.
17.	INSIDER TRADING - Although not defined in securities laws, insider trading is generally described as trading either personally or on behalf of others on the basis of material Non-Public Information or communicating material Non-Public Information to others in violation of the law.
18.	LIMITED OFFERING – An offering that is exempt from registration under the 33 Act pursuant to section 4(2) or section 4(6) or pursuant to Rules 504, 505, or 506 of Regulation D.
19.	OFFICIAL - An incumbent, candidate or successful candidate for elective office of a Government Entity.
20.	REPORTABLE FUND – Any fund for which ClariVest serves as the investment adviser as defined in section 2(a)(20) of the IC Act, or any fund whose investment adviser or principal underwriter controls ClariVest, is controlled by ClariVest, or is under common control with ClariVest, including any Mutual Fund.
21.	REPORTABLE SECURITY – Any Security, with five (5) exceptions: 1. Transactions and holdings in direct obligations of the Government of the United States; 2. Money market instruments — bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments; 3. Shares of money market funds; 4. Transactions and holdings in shares of other types of Funds, which are not Reportable Funds; and 5. Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in Funds which are not Reportable Funds.
22.	SCALPING – A practice generally understood to be investment advisory personnel personally benefiting from small gains in short-term personal trades in securities being traded in advisory accounts.
23.	SECURITIES ACCOUNT - brokerage account in which any Securities are held. However, you do not need to disclose Excluded Accounts.
24.	SECURITY – Means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Capitalized terms used but not otherwise defined herein shall have the meaning given them in ClariVest’s Compliance Manual.

Guiding Principles & Standards of Conduct

All Employees of ClariVest shall:

●	Act in an ethical manner with the public, Clients, prospective clients, employers, Employees, colleagues in the investment profession, and other participants in the global capital markets;
●	Place the integrity of the investment profession, the interests of Clients, and the interests of ClariVest above one’s own personal financial interests;
●	Adhere to the fundamental standard that you should not take inappropriate advantage of your position;
●	Avoid any actual or potential conflict of interest;
●	Conduct all personal securities transactions in a manner consistent with this policy;
●	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;
●	Practice, and encourage others to practice, in a professional and ethical manner that will reflect favorably on the Employee, ClariVest and the profession; and
●	Comply with applicable provisions of the Federal Securities Laws.

1. Personal Security Transaction Policy

In order for ClariVest to minimize compliance risks such as Scalping, Front-Running or the appearance of a conflict of interest with the trading conducted for ClariVest Clients, Access Persons of ClariVest are prohibited from engaging in transactions in publicly-traded Reportable Securities that are equities or derivatives of equities (such as options, puts, calls, etc.) in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, except for (a) transactions in certain ETFs* and derivatives of ETFs, (b) ownership as a result of employer sponsored compensation programs, (c) participation in an employer’s qualified retirement plan, (d) exempt securities described below in “Reportable and Exempt Securities” or (e) transactions in Excluded Accounts. Subject to the following paragraph, Access Persons are permitted to invest in privately-held Reportable Securities and publicly-traded Reportable Securities that are not equities or derivatives of equities (such as municipal bonds, etc.). *ETFs and securities identified by Raymond James Restricted List that are cannabis- or cryptocurrency-related are restricted from purchase. Prior to purchase, reference the RJ Net Report to confirm it is not restricted. https://esrestriction.rjf.com/reports/rjnet

Access Persons may not participate in initial public offerings, and must have written pre-clearance from the Compliance Department for securities transactions involving limited offerings, including investments in an investment company advised or sub-advised by ClariVest that would be an investment company under IC Act section 3(a) but for the exclusion provided by IC Act section 3(c)(1), 3(c)(7) or 3(c)(11). (See “Pre-clearance” below for additional information.) For purposes of this policy a limited offering shall be a security that has a market capitalization of less than $500 million or a security that is exempt from registration under the Securities Act of 1933. The Compliance Department shall (a) obtain from the Access Person full details of the proposed transaction; and (b) except with respect to funds advised/sub-advised by ClariVest, conclude that the security does not fit the investment strategy recommended by ClariVest and if so, that no Clients have any foreseeable interest in ClariVest purchasing such security on their behalf. The Compliance Department may request a copy of any offering materials (subscription agreement, etc.) associated with the Limited Offering. Submit request for pre-clearance via Advisor Access > My Practice > Compliance >Outside Business Activities

Please note that ACCESS PERSONS must pre-clear and report any personal transaction in Any fund for which ClariVest serves as the investment adviser or sub-adviser and any other REPORTABLE FUND. (See “pre-clearance” below for additional information.)

Reportable and Exempt Securities

Reportable Securities are any Securities, with five (5) exceptions: 1. Transactions and holdings in direct obligations of the Government of the United States; 2. Money market instruments — bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments; 3. Shares of money market funds; 4. Transactions and holdings in shares of other types of Funds, which are not Reportable Funds; and 5. Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in Funds which are not Reportable Funds.

Commodities, futures and options traded on a commodities exchange, including currency futures are not considered securities. However, futures and options on any group or index of securities shall be considered securities.

Beneficial Ownership

Access Persons are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Access Persons have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities; provided however, this presumption may be rebutted:

●	Securities held by members of an Access Person’s immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;
●	Access Person’s interests as a general partner in securities held by a general or limited partnership; and
●	Access Person’s interests as a manager/member in the securities held by a limited liability company.

An Access Person does not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by Access Persons of securities held by a trust:

●	Ownership of securities as a trustee where either the Access Person or members of the Access Person’s immediate family have a vested interest in the principal or income of the trust;
●	Ownership of a vested beneficial interest in a trust; and
●	An Access Person’s status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the Access Person to revoke the trust.

For purposes of clarification, in no event will an account or pooled vehicle managed by ClariVest be subject to the Personal Security Transaction Policy, including by virtue of the fact that ClariVest receives a performance or incentive fee with respect to such account or vehicle.

Reporting

Quarterly Account and Transaction Reports

Each Access Person will work with the Compliance Department to ensure that such Access Person’s broker-dealers are linked to ClariVest’s compliance application, MyComplianceOffice, where possible. This will automate the recordkeeping of account holdings and transactions. (Ideally, you will want to establish link before any trading is executed, this will eliminate the need to acquire and upload statements.) Where a link is not available, Access Person will instruct broker-dealers to send ClariVest’s Compliance Department duplicate account statements, at a minimum, no later than thirty (30) days after the end of each calendar quarter.

Except as set forth in the following sentence, via MyComplianceOffice, each Access Person of ClariVest will certify quarterly the disclosure of all transactions in Reportable Securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership (except for exempt transactions listed in the section below entitled “Exceptions from Reporting Requirements”). The quarterly certifications from Access Persons shall contain disclosure of any and all transactions. Such reporting may come from brokerage link established, brokerage statement uploaded or manual entry into MyComplianceOffice due within thirty (30) days of quarter end. Transaction information required are Number of Shares, Security Name, Security Type, Ticker(CUSIP), Buy/Sell, Price, Date, and Broker. The quarterly transaction reports are due within thirty (30) days of quarter end and shall contain a confirmation by the Access Person that the Access Person has not engaged in any prohibited securities transaction.

Access Persons shall also report on a quarterly basis, not later than 30 days after the end of the calendar quarter, the information of any Securities Account established by the Access Person during the quarter in which any securities were held during the quarter for the direct or indirect benefit of the Employee, the date the account was established, and the date the report was submitted. Access Persons shall also report any brokerage account closed by the Access Person during such quarter. This reporting should be provided through ClariVest’s online platform MyComplianceOffice when possible.

The quarterly transaction reports and quarterly account opening/closing reports submitted by Access Persons are reviewed by the Compliance Department to confirm compliance with the Code of Ethics.

ACCESS PERSONS are reminded that they must also report transactions by members of the ACCESS PERSON’S immediate family including spouse, children and other members of the household in accounts over which the ACCESS PERSON has direct or indirect influence or control.

Initial and Annual Holdings Reports

New ClariVest Access Persons are required to report all of their Reportable Securities holdings and Securities Accounts not later than 10 days after the commencement of their employment. These reports should be provided through ClariVest’s online platform MyComplianceOffice when possible, and must be current as of a date not more than 45 days prior to the date the person becomes subject to this Code. Access Persons are permitted to retain any Reportable Securities held by them as of their hire date. If any Access Person chooses to hold such Reportable Securities, he/she must obtain prior written approval from the Compliance Department should he/she ever want to sell any publicly-traded Reportable Security that is an equity or derivative of an equity (other than ETFs or derivatives of ETFs). (See “Pre-clearance” below for additional information.) The initial holdings reports and initial securities accounts reports submitted by Access Persons are reviewed by the Compliance Department to confirm compliance with the Code of Ethics.

Existing Access Persons are required to provide ClariVest with a complete list of Reportable Securities holdings and Securities Accounts on an annual basis, on or before February 14th of each year. The report shall be current at least as of December 31st, which is a date no more than 45 days from the final date the report is due to be submitted. (The annual holdings reports and annual securities accounts reports should be submitted through ClariVest’s online platform MyComplianceOffice when possible, and are reviewed by the Compliance Department to confirm compliance with the Code of Ethics.)

In the event that an Access Person submits brokerage or custodial statements to satisfy the initial and/or annual holdings report requirement, the Access Person must be certain that such statements include the required information.

as noted above, ACCESS PERSONS must report the name of any broker, dealer or bank with which the ACCESS PERSON maintains a SECURITIES account in which any securities are held for the ACCESS PERSON’S direct or indirect benefit. Please note that this requirement does not provide for any exemptions to the definition of a security. Thus, if AN ACCESS PERSON haS a beneficial interest in a Non-Reportable Security in an account that has not previously been reported, the name of the broker, dealer or bank where these accounts are maintained must be reported.

Accounts managed by an unaffiliated money manager

ClariVest Access Persons may be permitted to delegate investment authority of a personal brokerage account to an unaffiliated money manager.  The Access Person may not have any direct or indirect influence or control over the holdings or security transactions in the account, thus constituting a “fully-discretionary” account.  Fully-discretionary accounts require pre-approval and must be reported when opened on the Quarterly Account Opening/Closing Reporting Form, or, where applicable, on the Initial Securities Accounts Report and Annual Securities Account Report.

Quarterly, Access Persons will certify their compliance with ClariVest’s Personal Security Transaction Policy by attesting that all security transactions were effected at the unaffiliated money manager’s sole discretion.  Annually thereafter, ClariVest will seek a certification from the unaffiliated money manager that they have not received nor taken instruction from the Access Person requesting a transaction in any particular security. Note that the Access Person is permitted to request a contribution to/withdrawal from the account, but the unaffiliated money manager must decide which securities to buy/sell, as applicable.

Accounts managed by an unaffiliated money manager require proper disclosure and approval as described above, but do not require duplicate statements or trade confirmations.

Access Person funding of seed accounts

A ClariVest Access Person may fund a seed portfolio(s) in various products from time to time, and the securities held in those seed accounts may overlap with client accounts. Such funding of a seed account may be to establish or maintain a strategy track record and will be approved by the Chief Compliance Officer. Please refer to Compliance Manual section, Trading Procedures - Side by Side Trading of Seed Accounts, Affiliated Accounts or Related Funds, for additional information.

Trading and Review

ClariVest strictly forbids Front-Running client accounts, which is a practice generally understood to be Access Persons personally trading ahead of proposed client transactions. In order to minimize the risk of Front-Running, ClariVest prohibits personal securities transactions in most publicly-traded Reportable Securities as described above under “Personal Security Transaction Policy”. The Compliance Department will closely monitor Access Persons’ investment patterns to confirm compliance with these restrictions. The President will monitor the CCO’s personal securities transactions for compliance with the Personal Security Transaction Policy.

If ClariVest discovers that an Access Person is personally trading contrary to the policies set forth above, the Employee shall meet with the CCO to review the facts surrounding the transactions.

Pre-clearance

The following procedures shall apply to any situation in which an Access Person must obtain pre-clearance for a trade. Access Persons shall request pre-clearance in writing (which includes requests through the MyComplianceOffice online platform or by e-mail). Once pre-clearance is granted to an Access Person, such Access Person may only transact in that security for the time period specified by the Compliance Department. If the Access Person wishes to transact in that security on any other day, they must again obtain pre-clearance from the Compliance Department.

Reporting Violations and Remedial Actions

ClariVest takes the potential for conflicts of interest caused by personal investing very seriously. As such, ClariVest requires its Employees to promptly report any violations of the Code of Ethics to the CCO.

If any violation of ClariVest’s Personal Security Transaction Policy is determined to have occurred, the CCO may impose sanctions and take such other actions as he/she deems appropriate, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Refer to the ClariVest Code of Ethics Violation Sanctions Matrix. Any profits or gifts forfeited shall be paid to the applicable client(s), if any, or given to a charity, as the CCO shall determine is appropriate.

No person shall participate in a determination of whether he or she has committed a violation of this Policy or in the imposition of any sanction against himself or herself; provided that such person may be given an opportunity to provide any explanations or additional information that the CCO may or may not consider in making his/her determination.

2.	Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material, Non-Public Information by any person associated with such investment adviser. In accordance with Section 204A, ClariVest has instituted the following procedures to prevent the misuse of Non-Public Information.

Securities laws have been interpreted to prohibit the following activities:

●	Trading by an insider while in possession of material Non-Public Information; or
●	Trading by a non-insider while in possession of material Non-Public Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or
●	Communicating material Non-Public Information to others in breach of a fiduciary duty.

Whom Does the Policy Cover?

This policy covers all of ClariVest’s Employees. This policy also covers any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Employee is an officer, director or 10% or greater stockholder and a partnership of which the Employee is a partner unless the Employee has no direct or indirect control over the partnership.

The Compliance Department will obtain information from Employees regarding any meetings with public company executives or representatives. The Compliance Department maintains a log of these visits and will review trading for evidence of inside information for 10 business days following the meeting.

Note that this policy does not cover ClariVest’s outside board members, who do not have the access or involvement described in the first sentence of this subsection.

What Information is Material?

Individuals may not be held liable for trading on inside information unless the information is material. Information is generally viewed to be “material” where: (i) there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision; (ii) the disclosure of the information would be viewed by the reasonable investor as having significantly altered the ‘total mix’ of information made available; or (iii) the disclosure of the information is reasonably certain to have a substantial effect on the market price of the security. Advance knowledge of the following types of information is generally regarded as Material:

●	Dividend or earnings announcements
●	Write-downs or write-offs of assets
●	Additions to reserves for bad debts or contingent liabilities
●	Expansion or curtailment of company or major division operations
●	Merger, joint venture announcements
●	New product/service announcements
●	Discovery or research developments
●	Criminal, civil and government investigations and indictments
●	Pending labor disputes
●	Debt service or liquidity problems
●	Bankruptcy or insolvency problems
●	Tender offers, stock repurchase plans, etc.
●	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material Non-Public Information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material Information does not have to relate to a company’s business. For example, Material Information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

What Information is Non-Public?

In order for issues concerning inside trading to arise, information must not only be material, but also Non-Public.

Once material, Non-Public Information has been effectively distributed to the investing public, it is no longer classified as material, Non-Public Information. However, the distribution of Non-Public Information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, but also there must be adequate time for the public to receive and digest the information. Lastly, Non-Public Information does not change to public information solely by selective dissemination.

Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, Non-Public Information. Whether the “tip” made to the Employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees may also become insiders or tippees if they obtain material, Non-Public Information from acquaintances, at social gatherings, by overhearing conversations, etc.

Selective Disclosure

Employees must never disclose proposed/pending trades to any client or other individual/entity outside of ClariVest (other than the entity trading the security for ClariVest), except in connection with the transition of a client’s funds into or out of a ClariVest strategy. Additionally, ClariVest must be careful when disclosing the composition of Clients’ portfolios without obtaining consent from the Compliance Department. Federal Securities Laws may specifically prohibit the dissemination of such information and doing so may be construed as a violation of ClariVest’s fiduciary duty to Clients.  Selectively disclosing the portfolio holdings of a client’s portfolio to certain investors/outside parties may also be viewed as ClariVest engaging in a practice of favoritism. Including information regarding Clients’ portfolio holdings in marketing materials and ClariVest’s website is subject to the Compliance Department's approval in accordance with ClariVest’s Marketing policy and procedures. All inquiries that are received by Employees to disclose portfolio holdings must be reported to the Compliance Department before such holdings are provided. In determining whether or not to approve the dissemination of holdings information, the Compliance Department will consider, among other things, how current the holdings information is. However, in no case will the Compliance Department approve the dissemination of holdings information that is less than one (1) month old (except for limited holdings information (such as top-ten holdings) or information provided in connection with an upcoming account funding or transition, which may be disseminated before it is one (1) month old). ClariVest may also maintain other practices applicable to holdings disclosure policies as agreed with clients.

ClariVest will provide Clients with certain information relating to the holdings or performance of their accounts, as requested.  All Clients are provided with the opportunity to request such information to ensure that no selective disclosure of such information has occurred.

Procedures to follow if an Employee Believes that he/she Possesses Material, Non-Public Information

If an Employee has questions as to whether they are in possession of material, Non-Public Information, they must inform the CCO as soon as possible. From this point, the Employee and CCO will conduct research to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in inside trading, Employees:

●	Shall not trade the securities of any company in which they are deemed insiders who may possess material, Non-Public Information about the company.
●	Shall not engage in personal securities transactions of any company, except in accordance with ClariVest’s Personal Security Transaction Policy and the securities laws.
●	Shall not discuss any potentially material, Non-Public Information with colleagues, except as specifically required by their position.

●	Shall not proceed with any trading, etc. of a company if they possess material, Non-Public Information about that company until the CCO informs the Employee of the appropriate course of action.

ClariVest’s Compliance Department (or its designee) will periodically review a sampling of employee emails and instant messages to look for evidence of violations of this policy. If the Compliance Department locates evidence of such activity, the CCO will inform the President and CIOs and discuss the appropriate response. The Compliance Department will maintain documentation regarding any such violations.

3.	Restrictions on spreading false or misleading rumors

Market events in 2008 highlighted the potential impact of false rumors on stock prices, and regulators including the SEC responded by reminding market participants that they are prohibited from intentionally spreading false rumors to impact the financial condition of an issuer.

ClariVest Employees are prohibited from spreading rumors that they know are false or misleading with the intention of impacting a security price and/or profiting from its dissemination; for example, by shorting a stock and saying the company is in danger of collapse. If an Employee obtains information that it believes may be false or misleading, the Employee will notify the CCO before conducting any trading based on that information.

ClariVest’s Compliance Department (or its designee) will periodically review a sampling of Employee emails and instant messages to look for evidence of violations of this policy. If the Compliance Department locates evidence of such activity, the CCO will inform the CIOs and discuss the appropriate response. The Compliance Department will maintain documentation regarding any such violations.

4.	Outside Business Activities

Outside business activities by Employees must be disclosed to the CCO or their designee using the firms Outside Business Activity system, designated disclosure process, or means of disclosing set out in a foreign subsidiary policy. Employees may, under certain circumstances, be granted permission to engage in outside business activities for unaffiliated organizations. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities.

Employees must request approval through the RJ Disclosure System prior to participating in an outside business activity. Examples of outside business activities that must be disclosed and preapproved include:

●	Engaging in an activity or providing a service for which ompensation or benefits (direct or indirect), are received, or where there is a reasonable expectation of compensation or benefits;

●	Acting or serving as, a control person as described below and further outlined the table in Section 9.Appendix

●	Acting as, or being named as, a control person (e.g., power of attorney (such as financial or medical), successor trustee, executor named in the will for an individual that is a non-immediate family member

●	Serving as a control person for an immediate family member (e.g., current trustee, current executor, active power of attorney); immediate family members include a person’s parents, mother-in-law or father-in-law, spouse or domestic partner, brother or sister, brother-in-law or sister-in-law, son-in-law or daughter-in-law, and children (includes stepchildren), and any other individual, to whom the person provides material support

●	Being named as, or maintaining a beneficiary relationship with a client of Raymond James who is not an immediate family member

●	Being an employee or independent contractor of a non-Raymond James entity

●	Owning, operating, or engaging in a business venture independent of Raymond James

●	Founding or serving in a leadership capacity (e.g., director, officer, or board/committee/council member) of a non-Raymond James entity

●	Sponsoring or hosting a non-profit or charitable event, when the purpose of the event is to solicit contributions or donations in which the Employee has control of the funds

●	Holding, or seeking election or appointment to a political or government office of a federal, state, provincial, municipal, or local government; or participating in a role for a political campaign, including but not limited to an administrator, manager, treasurer, controller, chair, director, advisor or consultant

●	Investment in real estate/property (whether or not it is a LP or LLC) that generates income - this may be a rental property, farm, future development.

In the above roles, an Employee may come into possession of material Non-Public Information about the outside company, or other public companies. It is critical that a proper information barrier be in place between ClariVest and the outside organization, and that the Employee does not communicate such information to other Employees in violation of the information barrier.

Similarly, ClariVest may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Employee must not be involved in the decision to retain or hire the outside organization.

Employees are prohibited from engaging in the above outside business activities without prior approval. Requests for approval are to be submitted via the RJ Disclosure System. Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside business activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part 2A of Form ADV.

5.	Diversion of Firm Business or Investment Opportunity

Except in their role as a dual employee of Eagle, no Employee may acquire, or receive personal gain or profit from, any business opportunity that comes to his or her attention as a result of his or her association with ClariVest and in which he or she knows ClariVest might be expected to participate or have an interest in participating, without disclosing in writing all necessary facts to the CCO, offering the particular opportunity to ClariVest, and obtaining written authorization to participate from the CCO.

Any personal or family interest of an Employee in any ClariVest business activity or transaction must be immediately disclosed to the CCO. For example, if an Employee becomes aware that a transaction being considered or undertaken by ClariVest may benefit, either directly or indirectly, an Employee or a family member thereof, the Employee must immediately disclose this possibility to the CCO.

6.	Loans

No Employee may borrow funds from or become indebted to a client of ClariVest, except with respect to customary personal loans (e.g., home mortgage loans, automobile loans, lines of credit, etc.), unless the arrangement is disclosed in writing and receives prior approval from the CCO. No Employee may use ClariVest’s name, position in a particular market or goodwill to receive any benefit on loan transactions without the prior express written consent of the CCO.

7.	Dealings with Government and Industry Regulators

Please refer to ClariVest’s stand-alone Fraud and Corruption Prevention Policy for information regarding ClariVest’s policies and procedures addressing payments to government and industry regulators and others.

It is expected and required that all Employees fulfill their personal obligations to governmental and regulatory bodies. Those obligations include the filing of appropriate federal, state and local tax returns, as well as the filing of any applicable forms or reports required by regulatory bodies.

All Employees are required to cooperate fully with management in connection with any internal or independent investigation and any claims, actions, arbitrations, litigations, investigations or inquiries brought by or against ClariVest.

8.	Improper Use of ClariVest Property

No Employee may utilize the investment management property of ClariVest or utilize the services of ClariVest, its principals or Employees, for his or her personal benefit or the benefit of another person or entity (except in connection with ClariVest’s business), without approval of the CCO. For this purpose, “investment management property” means both tangible and intangible property, including ClariVest funds, information, business plans, business opportunities, confidential research, intellectual property or proprietary processes, and ideas for new research or services.

Except for immaterial use, no Employee may utilize other property of ClariVest or utilize the services of ClariVest, its principals or Employees, for his or her personal benefit or the benefit of another person or entity, without approval of the CCO (except in connection with ClariVest’s business). For this purpose, “other property” means both tangible and intangible property, including premises, equipment and supplies.

Notwithstanding the foregoing, certain employees of ClariVest, including the members of ClariVest's investment team and client service/marketing team, are dual employees of ClariVest and our affiliate Eagle. As dual employees, these individuals perform services for both ClariVest and Eagle. When they are performing services for ClariVest and its Clients, these employees are subject to the supervision and control of ClariVest. When they are performing services for Eagle and its clients, these employees are subject to the supervision and control of Eagle.

In performing services for Eagle and its clients, the investment team dual employees will be using property of ClariVest, including our investment processes, to manage certain products of Eagle. ClariVest has approved of this use of our property, and will receive compensation from Eagle in connection therewith.

Dual Employee policies and procedures

All dual employees of ClariVest and Eagle are subject to this Code of Ethics, including the personal trading restrictions set forth herein.

9.	Protection of ClariVest’s Name

Employees should at all times be aware that ClariVest’s name, reputation and credibility are valuable assets and must be safeguarded from any potential misuse. Care should be exercised to avoid the unauthorized use of ClariVest’s name in any manner that could be misinterpreted to indicate a relationship between ClariVest and any other entity or activity.

10.	Employee Involvement in Litigation or Proceedings

Employees must notify the CCO immediately if they become involved in or threatened with litigation or an administrative investigation or proceeding of any kind, are subject to any judgment, order or arrest, or are contacted by any regulatory authority. Employees must also notify the CCO immediately of changes to any disclosures in form U-4 or ADV Part 2B.

11.	Travel Expenses

Employees may charge against appropriate ClariVest accounts normal and reasonable travel and travel-related expenses incurred for a ClariVest business purpose. Such expenses may include meals and incidentals, travel costs (air, train, etc.), lodging expenses, business phone calls and other miscellaneous travel related expenses. When incurring such expenses, Employees must use reasonable judgment and generally be aware of escalating travel costs. While ClariVest has not prescribed limits on such expenses, ClariVest may reiterate its policy with Employees as necessary.

ClariVest will pay for travel expenses (airline, hotel, meals and incidentals) related to Employees’ attendance at conferences, company visits, etc. In the event that any such expenses are included as part of the event (i.e. a broker-dealer charters a jet for numerous investment firms, including ClariVest, to visit a company, etc.), ClariVest shall determine the reasonableness of such expenses and may choose to approximate the value of such expenses and forward the third-party a reimbursement check. ClariVest has adopted this policy in order to avoid any perceived conflict of interest associated with our relationships with outside service providers.

12.	Political Contributions

Policy Statement on Contributions

ClariVest complies with SEC Rule 206(4)-5 regarding “pay-to-play” practices by investment advisers. ClariVest will not make any Contributions. No Contributions may be made by Covered Associates without the prior approval of the Compliance Department.

Rule 206(4)-5(d) makes it unlawful for any investment adviser covered by the rule and its Covered Associates to do anything indirectly which, if done directly, would result in a violation of this section. ClariVest will require its Covered Associates to certify annually that they have not done anything indirectly which, if done directly, would result in a violation of Rule 206(4)-5.

Political Contribution Review and Approval Forms

Before becoming an Employee, the prospective Employee must identify to the Compliance Department all relevant Contributions in the previous two years (these would include contributions by the Employee and its immediate family and controlled-PACs, each as described in the definition of “Covered Associate”). The form of the Political Contribution Review Form is attached as Attachment C.

Contribution Approvals

All political contributions must be pre-cleared by Compliance. The contribution should not be made nor should the activity be pursued until Form 1828 has been submitted and an approval received. The request will be approved, approved with restrictions, or denied with an explanation in writing for employee record. If a Covered Associate receives approval to make a Contribution, such Covered Associate must make that Contribution within the time period specified by the Compliance Department. If the Contribution is not made within such time period, the Covered Associate must request approval again.

A Covered Associate may be given permission for Contributions totaling up to $350 per election to an Official for whom the individual is entitled to vote, and up to $150 per election to an Official for whom the individual is not entitled to vote, but approval on Form 1828 is required. Contributions to political parties and political action committees will generally be approved, but approval of a Form 1828 is required. Where an employee has a periodic, on-going contribution to a political action committee (for example, in the case of union dues where a portion of the dues go to a PAC), the employee will be required to obtain pre-approval of such periodic contributions at least annually and/or when he/she becomes aware that the dollar amount of the contribution as changed.

Employees should use Form 1828 to submit request for approval. Access Form 1828: https://compliance.rjf.com/PoliticalContributions/Form_01828.aspx

Annually, each Covered Associate must certify to ClariVest that (1) such Covered Associate has informed the members of his/her immediate family sharing the same household of the pay to play policies and procedures set forth in ClariVest’s Code of Ethics, (2) such Covered Associate (and its immediate family and controlled-PACs, each as described in the definition of “Covered Associate”) has complied with this policy, and (3) such Covered Associate (and its immediate family and controlled-PACs, each as described in the definition of “Covered Associate”) has requested and received all required approvals for each Contribution in the past year, or give

ClariVest a report disclosing all Contributions made during that year. These certifications are part of ClariVest’s Annual Code of Ethics Acknowledgement.

~~All political contributions must be pre-cleared by Compliance. The contribution should not be made nor should the activity be pursued until Form 1828 has been submitted and an approval received. The request will be approved, approved with restrictions, or denied with an explanation in writing for employee record. Access Form 1828: https://compliance.rjf.com/PoliticalContributions/Form_01828.aspx~~

Review of Contributions

Compliance will review all Contributions made by its Covered Associates to monitor compliance with this policy. ClariVest reserves the right to require a Covered Associate to cancel and request a reimbursement of, at the Covered Associate’s expense, any Contribution if ClariVest believes such Contribution might violate this policy or appears improper. Except as required to enforce this policy or to participate in any investigation concerning violations of applicable law, ClariVest will keep all such information confidential.

Restrictions on Soliciting or Coordinating Contributions

ClariVest and its Covered Associates may not solicit or coordinate (1) Contributions for an Official of a Government Entity to which ClariVest is providing (or seeking to provide) advisory services or (2) any Contribution to a political party of a state or locality where ClariVest is providing or seeking to provide advisory services. ClariVest’s Covered Associates must obtain pre-approval before they solicit or coordinate (1) Contributions for an Official of a Government Entity or (2) any Contribution to a political party of a state or locality. Form 1828 must be submitted and approval received prior to participating in the solicitation or coordination of contributions.

Recordkeeping

ClariVest’s Compliance Department will keep records of:

●	ClariVest’s Covered Associates, including their name, title(s), and business and residence address (excluding the individuals set forth in part (d) of the definition of “Covered Associate”, as they are not covered by the SEC’s definition of “covered associate”)
●	All Government Entities that ClariVest has provided services to in the past five years, this will include Government Entities that are investors in Covered Investment Pools.
●	All Contributions made to an Official of a Government Entity in chronological order (including the name and title of the contributor and recipient, the amount, the date, and whether the contribution was subject to rule 206(4)-5’s exception for certain returned contributions)
●	All Contributions made to a political party in chronological order (including the name and title of the contributor and recipient, the amount, the date, and whether the contribution was subject to rule 206(4)-5’s exception for certain returned contributions)
●	All Contributions made to a PAC in chronological order (including the name and title of the contributor and recipient, the amount, the date, and whether the contribution was subject to rule 206(4)-5’s exception for certain returned contributions)

13.	Social Networking

Although the SEC has not engaged in any formal rule-making with respect to the use of social networking websites by advisers, it is possible that the use of these sites could be deemed advertising depending on the content, context and recipient of the information disclosed on such a site. ClariVest is adopting this policy to minimize the risk that the use of these sites could be deemed advertising by ClariVest.

Employees are not restricted from accessing certain social networking sites such as LinkedIn or blogs from their work computers. However, any access by Employees from their work computers should be limited to reasonable, immaterial use. Moreover, use of social networking sites is subject to Raymond James’ Associate Handbook, including, without limitation, the Social Media Policy.

Unless otherwise approved in writing by the Compliance Department, Employees are prohibited from using social networking sites, blogs or bulletin boards to engage in marketing or advertising of ClariVest’s products or services. Employees may not post any information on any social networking site, blog or bulletin board regarding ClariVest, its Clients or investments without pre-approval from the Compliance Department, other than the company name, the Employee’s title and employment dates, information contained on ClariVest’s website, and information contained in the Employees’ approved bio. (An Employee may obtain a copy of their approved bio from the Compliance Department upon request.) If an Employee would like to post any additional information regarding ClariVest, its Clients or investments on a social networking site, blog or bulletin board, they must obtain pre-approval from the Compliance Department before posting. To be clear, Employees are not required to obtain pre-approval of their resumes before submitting them in a one-on-one communication with a prospective employer or job search firm.

Quarterly, the Compliance Department will request employee certification of compliance with this Social Networking policy. Additionally, a member of the Compliance Department will periodically search LinkedIn for a sample of employee profiles and will review the information contained therein to confirm it complies with the foregoing policy.

14.	Disclosure

ClariVest shall describe its Code of Ethics in Part 2A of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics.

The requirement to report on issues to ClariVest’s Clients, including fund and ERISA Client’s Boards, under this Code and securities regulations may include significant conflicts of interest that arise involving the personal investment policies, even if the conflicts have not resulted in a violation of this Code. For example, ClariVest may be required to report to a Client’s Board if a Portfolio Manager is a director of a company whose securities are held by the client’s portfolio.

If the CCO determines that a material violation of this Code has occurred, he or she shall promptly report the violation, and any enforcement action taken, to ClariVest’s senior management.  If ClariVest’s senior management determines that such material violation appears to involve a fraudulent, deceptive or manipulative act, ClariVest will report its findings to the fund’s Board of Directors or Trustees pursuant to Rule 17j-1.

Recordkeeping

ClariVest shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of regulatory authorities or ClariVest’s management.

●	A copy of this Code of Ethics and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;
●	A record of any violation of this Code of Ethics and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;
●	A record of all written acknowledgements (annual certifications) as required by the Manual for each person who is currently, or within the past five years was, an Employee of ClariVest.
●	A copy of each report made pursuant to this Code of Ethics by an Employee, including any information provided in lieu of reports, shall be preserved by the Company for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;
●	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code of Ethics, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;
●	The Company shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any Limited Offering by Employees for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.
●	[17j-1] A copy of each finding presented to the Board of a fund shall be preserved by ClariVest for at least five years after the end of the fiscal year in which the record is made, the first two years in an easily accessible place.

Responsibility

The CCO will be responsible for administering the Code of Ethics. All questions regarding the policy should be directed to the CCO. ClariVest shall provide the Code of Ethics and all amendments to all Employees, and such Employees must annually acknowledge in writing their receipt and understanding of the Code of Ethics and such amendments.

[17j-1] In the event a material change is made to the Personal Trading Policy of the Code of Ethics, the CCO shall inform the CCO of any fund which is a Client of such material change to enable the fund CCO to ensure that such material change is approved by such fund's Board no later than six months after adoption of the material change.

ClariVest Code of Ethics Violation Sanctions Matrix

The table below is a sanction guide for failure to comply with our Code of Ethics. Actual sanctions will be reviewed on a case-by-case basis and may vary based on the severity of the violation and the discretion of the CCO and/or senior management, as applicable. Actual sanctions may be more or less severe than those outlined below. ClariVest will document violations and the sanctions implemented, including instances in which variations from the Sanctions Guidelines were authorized due to mitigating factors.

Sanctions applicable to All ClariVest Employees
Violation	Sanction for First Offense	Sanction for Second Offense	Sanction for Third Offense
Trading without receiving appropriate pre-clearance or trading outside the approval period	Written warning	Written reprimand and/or freeze trading accounts for 30-90 days and/or monetary penalty	Monetary penalty, freeze trading accounts for 30- 180 days and/or suspension or termination
Trading after being denied approval	Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination	See 1st Offense	See 1st Offense
No broker statements or confirms on file or evidence that duplicate statements have been requested	Written warning	Defined as after 30 days of no action: Written reprimand and/or monetary penalty	Defined as after 60 days of no action: Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination
Failure to file an Initial or Annual Holdings Report	Defined as not filed within 30 days: Written warning	Defined as not filed within 30 days on more than one occasion or not filed within 60 days: Written reprimand and/or monetary penalty	Defined as not filed within 30 days on more than two occasions or not filed within 90 days: Monetary penalty, freeze trading accounts for 30- 90 days and/or suspension or termination
Failure to file a Quarterly Transaction Report	Defined as not filed within 30 days: Written warning	Defined as not filed within 30 days on more than one occasion or not filed within 60 days: Written reprimand and/or monetary penalty	Defined as not filed within 30 days on more than two occasions or not filed within 90 days: Monetary penalty, freeze trading accounts for 30- 90 days and/or suspension or termination

Sanctions applicable to All ClariVest Employees
Violation	Sanction for First Offense	Sanction for Second Offense	Sanction for Third Offense
Failure to file an Annual Code Acknowledgement and Certification Form	Defined as not filed within 30 days: Written warning	Defined as not filed within 30 days on more than one occasion or not filed within 60 days: Written reprimand and/or monetary penalty	Defined as not filed within 30 days on more than two occasions or not filed within 90 days: Monetary penalty, freeze trading accounts for 30- 90 days and/or suspension or termination
Commission of a Prohibited Act not otherwise specifically addressed in this Code section	Written reprimand, Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination	See 1st Offense	See 1st Offense
Serving on the Board of a publicly-traded company without prior written consent	Written reprimand, Monetary Penalty, and/or Suspension / Termination	See 1st Offense	See 1st Offense

Monetary penalties that may be assessed will be determined on a case-by-case basis as deemed appropriate given the ClariVest Employee’s position, infraction, intent, and severity.

Attachment C

Political Contribution Review Form

Prospective Employee _______________________________________________ (PRINT NAME)

Information submitted current as of __________________________ (PRINT DATE)

In accordance with ClariVest’s Code of Ethics, please provide a list of all Contributions you (or your immediate family and controlled-PACs, each as described in the definition of “Covered Associate”) has made in the past 2 years.

Name and Title of Contributor	Name and Title (including any city/county/state or other political subdivision) of Recipient	Amount	Date	Entitled to Vote for Recipient?	[Compliance Use only] Subject to exception for certain returned contributions under Rule 206(4)-5(b)(3)?

I certify that this form fully and accurately discloses all of the Contributions that I (or my immediate family and controlled-PACs, each as described in the definition of “Covered Associate”) have made in the past 2 years.

Signature	Date

Reviewed by:

Date of Review:

Exception(s) Noted:	____No	____Yes

If Yes, Describe: